Exhibit 99.2

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(561) 515-1900	Media: Andy Maas
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI Consulting, Inc. Announces Successful Completion of Offering

of $400 Million 6 3/4% Senior Notes Due 2020

West Palm Beach, FL, September 27, 2010 — FTI Consulting, Inc. (NYSE: FCN) (the “Company”) announced today that it has completed its previously announced private offering of $400 million aggregate principal amount of 6 3/4% senior notes due 2020 (the “Notes”). The Notes were issued at a price of 100% of their principal amount. The Notes are guaranteed by certain of the Company’s existing and future domestic restricted subsidiaries. In connection with the offering, the Company entered into a purchase agreement, dated as of September 16, 2010 (the “Purchase Agreement”), with the guarantors party thereto and the representative of the several initial purchasers. The Purchase Agreement includes the terms and conditions of the offer and sale of the Notes, customary representations and warranties and other terms and conditions customary in agreements of this type, including customary indemnification and contribution obligations, and provides for the payment of customary commissions and discounts.

The Notes and related guarantees were offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act, applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With approximately 3,500 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions and other factors listed in the Company’s filings with the Securities and Exchange Commission.

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